Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Inspire Veterinary Partners, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee(2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities

Fees to be Paid	Equity	Units, each consisting of: (i) one share of Class A Common Stock; and (ii) One Warrant to purchase one share of Class A Common Stock		9,125,457	$1.315		$11,999,999	0.0001476		$1,771.19

Fees to be Paid	Equity	Class A Common Stock, par value $0.001 per share included as part of the Units(2)	457(o)	—	—

Fees to be Paid	Other	Pre-Funded Units, each consisting of (i) one pre-funded warrant exercisable for one share of Common Stock; (ii) one Warrant; to purchase one share of Common Stock(3)		—	—				$

Fees to be Paid	Other	Pre-Funded Warrants to purchase Class A Common Stock included as part of the Pre-Funded Units(3)	457(g)	—	—				$

Fees to be Paid	Equity	Class A Common Stock underlying the Pre-Funded Units(4)	457(o)	—	—				$

Fees to be Paid	Equity	Warrant to Purchase Class A Common Stock, included as part of the Units and Pre-Funded Units(4)	457(g)	—	—				$

Fees to be Paid	Equity	Class A Common Stock underlying Warrants	457(o)	9,125,457	1.315		$11,999,999	0.0001476		$1,771.19

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts					$		$23,999,998
	Total Fees Previously Paid							$3,542.40
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	The registrant may issue pre-funded warrants to purchase Common Stock in the offering. The purchase price of each Pre-Funded Unit will equal the price per share at which Units are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price of the Pre-Funded Warrants, and the remaining unpaid exercise price of the Pre-Funded Warrants will equal $0.001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the Units will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Units to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and Pre-Funded Units is $23,999,998, including the Over-allotment Option, if any.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.